Exhibit 99.1


                                   Friedman's
                          The Value Leader Since 1920
                171 Crossroads Parkway - Savannah, Georgia 31422
                     PO Box 8025 - Savannah, Georgia 31412
                        (912) 233-9333 - (800) 545-9033

FOR IMMEDIATE RELEASE

CONTACT:
                  Jane D'Arcy
                  Trion Communications
                  (401) 453-3100 ext. 104
                  jdarcy@trioncom.com



           FRIEDMAN'S ELECTS PETER THORNER TO ITS BOARD OF DIRECTORS


SAVANNAH, GA (October 19, 2004) - Friedman's Inc. (OTC non-BB: FRDM.PK), the Value Leader in fine jewelry retailing, today announced that Peter Thorner has been elected as a new independent director of the Company. Mr. Thorner will fill an existing vacancy on the Board and will be designated as a Class B director. Mr. Thorner is the former Chairman and CEO of Bradlees Stores, a discount retailer.

Allan Edwards, Chairman of the Board of Friedman's, said, "We are delighted that Peter is joining the Board and expect that his background in the retail sector and his experience in financial matters will be a tremendous resource to the Board as Friedman's continues to move forward with its restructuring efforts."

ABOUT FRIEDMAN'S

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: adverse effects from the Company's delay in paying suppliers and from suppliers not delivering merchandise; the ability of the Company to comply with the terms of its credit facility; the continued support of the Company's vendors under its secured trade credit program; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the Company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts and any recordation of impairment charges; the results of the SEC and Justice Department investigations and any actions taken by such governmental authorities, including any deregistration of the Company's shares; the results of various litigation; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

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